Exhibit 10.10

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of June 30, 2009 (the “Agreement”), between Isola USA Corp. (the “Company”), and F. Gordon Bitter (the “Executive”).

WHEREAS, the company desires that the Executive serve the Company as its Executive Vice President and Chief Financial Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.     Employment, Duties and Agreements

(a)           The Company hereby agrees to employ the Executive as its Executive Vice President and Chief Financial Officer and the Executive hereby accepts such position and agrees to serve the Company is such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall report to the Chief Executive Officer, currently Ray Sharpe. During the Employment Period, the Executive shall be subject to, and shall act in accordance with all reasonable instructions and directions of the Chief Executive Officer and all applicable policies and rules of the Company. The Executive’s principal work location shall be Chandler, AZ provided that the Executive shall be required to travel as necessary in order to perform his duties and responsibilities hereunder, it being understood that the Executive’s position with the Company may require extensive travel.

(b)           During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c)           During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2.     Compensation

(a)           As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligation hereunder, during the Employment period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $330,000.00 per annum, (the “Base Salary”).

(b)           In addition to the Base Salary, during the Employment period, the Executive shall be eligible to participate in the executive bonus program (the “Program”) established and approved by the Board of Directors of the Company (the “Board”) and, pursuant to the Program, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period with a target Annual Bonus of 50% of Base Salary up to a maximum of 100% of Base Salary, based on the achievement of annual performance objectives as set forth in the Program, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus. The Bonus Target and Maximum goals will be set on an annual basis.

(c)           During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(d)           The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(e)           The Executive and the CEO will agree to additional reimbursement for relocation.

3.     Employment Period

The Employment Period shall commence on June 30, 2009 (the “Effective Date”) and shall terminate on the first anniversary of the Effective Date, provided that on the first anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a)           Death. The executive’s employment hereunder shall terminate upon his death.

(b)           Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall be become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(c)           Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement, (ii) the failure by the Executive to reasonably and substantially perform duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach of failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause, the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d)           Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e)           Voluntarily. The Executive may voluntarily terminate his employment hereunder, provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below)

4.     Termination Procedure

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11 (a).

(b)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5.     Termination Payments

(a)           Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause, in addition to the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) the Executive shall be entitled to continue to receive his Base Salary at the rate in effect as of the Date of Termination for a period of twelve (12) months following the Date of Termination, with such Base Salary to be paid in installments in accordance with the Company’s normal payroll practices; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause, the Executive shall not be entitled to continuation of his Base Salary for more than the period of twelve (12) months described in the preceding sentence or to any other compensation or benefits not expressly provided for in this section, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause. Notwithstanding the foregoing, the Executive shall not be required to mitigate any damages that the Executive may incur as a result of a termination of his employment by the Company without Cause. Any amounts that the Executive earns pursuant to other employment shall offset and reduce the amount of severance required to be paid to the Executive pursuant to this Section 5(a) during the 12-month period following the Date of Termination. For purposes of this Section 5(a), “employment” shall mean any activity for which the Executive is compensated as a result of the rendering of services, whether such services are rendered as a common law employee, a partner, sole proprietor, independent contractor or otherwise. The Executive shall be required to provide such evidence as the Company may reasonably require regarding the amount of such earnings. Except as provided in this Section 5(a) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extend required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under this Agreement. During the severance period, the employee shall be eligible to elect to receive Isola’s medical and dental plans. The employee will be required to pay their normal employee contribution rate during the severance period. These benefits will be secondary and supplemental to any like benefits provided by another company.

(b)           Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation, (ii) his accrued but unpaid Base Salary; and (iii) any Annual Bonus earned by the Executive in respect of the Company’s fiscal year ending immediately prior to the Date of Termination. Except as provided in this Section 5(b) and except for any vested benefits under any tax qualified pension plans for the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

(c)           Cause or Voluntarily. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive, the Company shall pay the Executive within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation through the Date of Termination; and (ii) his accrued but unpaid Base Salary through the Date of Termination. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the company shall have not additional obligations under this Agreement.

d)            Certain Terminations Following a Change in Control.  If the Executive’s employment is terminated by the Company without cause or by the Executive for Good Reason, the employee will be eligible for Termination Payments listed in 5(a). The term “Good Reason” shall mean: (i) the assignment of duties or responsibilities that constitute a material diminution of authority of the Executive, provided that Good Reason shall not exist solely as a result of the Company becoming part of a larger organization, or (ii) a relocation of the primary office of the Executive to more than fifty (50) miles from its current location in Chandler, Arizona: provided that in each clause (i) and (ii), the Executive serves notice on the Company specifically identifying the circumstances that the Executive believes constitute Good Reason within sixty (60) days.

6.     Legal Fees/ Officers’ Liability Insurance

(a)           In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

7.     Non-Solicitation

During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates.

8.     Confidentiality; Non-Compete, Non-Disclosure; Non-Disparagement

(a)           The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b)           The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of twelve (12) months following the termination of the Employment Period, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1 percent of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to glass epoxy laminates for any Person (whether or not for compensation). For purposes of this Section 8(b), the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located. For purposes of this Agreement, the “Business” shall mean the production and sale of glass epoxy laminates throughout the world.

(c)           The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d)           The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9.     Injunctive Relief

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for an pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10.  Representations

(a)           The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(b)           The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

11.                  Miscellaneous

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Isola USA Corp.

3100 W. Ray Road, Suite 301

Chandler, AZ 85226

Attn: Chief Executive Officer

With a copy to:

Robert J. Raymond

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

If to the Executive:

Gordon Bitter

[Address on file]

or to such other address as any party hereto may designate by notice to the others.

(b)           This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Equity Grants shall be governed by the relevant Equity Agreements and plans).

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)           The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provision of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)           (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f)            Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provision thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(g)           The company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h)           This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

(i)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute on e and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j)            The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Isola USA Corp.

/s/ Raymond P. Sharpe
Raymond P. Sharpe
Chief Executive Officer

/s/ F. Gordon Bitter
F. Gordon Bitter
Executive Vice President and Chief Financial Officer